Exhibit 11.0

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222

412.288.3131

Fax 412.288.3063

_________________________ Form of Opinion

The Directors of

Federated Total Return Series, Inc.

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

Federated Total Return Bond Fund and Federated Mortgage Fund (the “Funds”), each a portfolio of Federated Total Return Series, Inc., a Maryland corporation, propose to acquire the assets of Huntington Fixed Income Securities Fund and Huntington Mortgage Securities Fund, each a portfolio of the Huntington Funds, in exchange for shares of the Funds (“Shares”) pursuant to the Agreement and Plan of Reorganizations dated _______, 2014 ("Agreement"), included as an exhibit to the registration statement of the Funds filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel to the Funds we have reviewed the appropriate documents relating to the organization of the Funds, their registration under the Investment Company Act of 1940, the registration of their securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Articles of Incorporation dated October 12, 1993 (“Articles”), the Bylaws of the Funds, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Funds are duly organized and validly existing pursuant to the Articles.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Articles upon receipt of consideration sufficient to comply with the provisions of the Articles and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

/s/ Reed Smith LLP

TPZ